Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Fourth Quarter and Full Year 2025 Results

Intends to Launch Up to $1 Billion in Share Repurchases in March 2026

Acquired Businesses

On February 28, 2025, TKO Group Holdings, Inc. (“TKO”) completed the acquisition of certain businesses operating under the IMG brand (“IMG”), On Location, and Professional Bull Riders (“PBR”) (collectively referred to as the “Acquired Businesses”). As a common control acquisition, reported results presented in this earnings release reflect the Acquired Businesses as if they had been part of TKO during the historical periods presented. (See “Basis of Presentation” for further details.)

Fourth Quarter 2025 Financial Highlights1

•
Revenue of $1.038 billion; Net income of $0.8 million; Adjusted EBITDA2 of $281.2 million

Full Year 2025 Financial Highlights

•
Revenue of $4.735 billion; Net income of $546.2 million; Adjusted EBITDA of $1.585 billion
•
Returned in excess of $1.3 billion of capital to equity holders through share repurchases and dividend payments and related distributions

Full Year 2026 Guidance

•
The Company is targeting revenue of $5.675 billion to $5.775 billion
•
The Company is targeting Adjusted EBITDA of $2.240 billion to $2.290 billion

New York, NY, February 25, 2026 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its fourth quarter and full year ended December 31, 2025.

“TKO’s 2025 results reflect meaningful momentum across both UFC and WWE,” said Ariel Emanuel, Executive Chair and CEO of TKO. “Having concluded our second full year since forming TKO, we are extremely well positioned with long-term media rights agreements in place and operational strength across the business. We intend to initiate the next phase of our capital return program, underpinning our commitment to deliver long-term, sustainable value for shareholders.”

“2025 was a milestone year, underscoring the durability of our premium IP through record-setting live events and transformational global partnerships,” said Mark Shapiro, President and COO of TKO. “The successful launch of Zuffa Boxing last month sets the table for even further long term value creation. With growing revenue, expanding margins, and an increasingly global fan base, TKO is a high-quality execution story with multiple avenues for outperformance.”

Consolidated Results

Fourth Quarter 2025

Revenue increased 12%, or $110.2 million, to $1.038 billion. The increase primarily reflected an increase of $57.5 million at UFC, to $401.4 million, and an increase of $61.3 million at WWE, to $359.6 million, partially offset by a decrease of $24.1 million at the IMG segment, to $247.7 million.

Net Income was $0.8 million, an improvement of $61.7 million from a net loss of $60.9 million in the prior year period. The improvement reflected the increase in revenue partially offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in selling, general and administrative expenses of $49.8 million and an increase in depreciation and amortization of $54.0 million, principally driven by the acceleration of expense for WWE intangible assets related to a media rights revenue arrangement.

Adjusted EBITDA2 increased 30%, or $65.2 million, to $281.2 million, due primarily to an increase of $34.8 million at UFC, and an increase of $50.7 million at WWE, partially offset by a decrease of $20.0 million at the IMG segment.

Cash flows generated by operating activities were $309.9 million, an increase of $253.8 million from $56.1 million, primarily due to the improved operating performance and the timing of working capital.

Free Cash Flow3 was $249.4 million, an increase of $220.9 million from $28.5 million, due to the increase in cash flows generated by operating activities, partially offset by an increase in capital expenditures.

Cash and cash equivalents were $831.1 million as of December 31, 2025. Gross debt was $3.783 billion as of December 31, 2025.

Full Year 2025

Revenue decreased 3%, or $149.0 million, to $4.735 billion. Results primarily reflected an increase of $96.0 million at UFC, to $1.502 billion, and an increase of $311.3 million at WWE, to $1.709 billion, more than offset by a decrease of $602.9 million at the IMG segment, to $1.367 billion. The decrease at the IMG segment was primarily attributable to revenue recorded in the prior year period for the 2024 Paris Olympics.

Net Income was $546.2 million, an increase of $792.0 million from a net loss of $245.8 million in the prior year period. The increase reflected a decrease in operating expenses partially offset by the decrease in revenue. The decrease in operating expenses reflected a decrease in direct operating costs of $720.7 million, and a decrease in selling, general and administrative expenses of $259.5 million, partially offset by an increase in depreciation and amortization of $27.1 million. The decrease in operating expenses was primarily due to expenses recorded in the prior year period at the IMG segment for the 2024 Paris Olympics.

Adjusted EBITDA increased 47%, or $503.4 million, to $1.585 billion, due to an increase of $50.0 million at UFC, an increase of $215.4 million at WWE, an increase of $208.0 million at the IMG segment, and an increase of $30.0 million at Corporate and Other.

Cash flows generated by operating activities were $1.286 billion, an increase of $699.6 million from $586.1 million, primarily due to the increase in net income, partially offset by the timing of working capital.

Free Cash Flow was $1.159 billion, an increase of $691.4 million from $467.3 million, due to the increase in cash flows generated by operating activities, partially offset by an increase in capital expenditures.

Results by Operating Segment4

The table below reflects TKO’s performance by operating segment:

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
UFC	$401.4	$343.9	$1,502.2	$1,406.2
WWE	359.6	298.3	1,709.4	1,398.1
IMG	247.7	271.8	1,367.3	1,970.2
Total revenue from reportable segments	1,008.7	914.0	4,578.9	4,774.5
Corporate and Other	36.8	23.1	199.1	170.3
Eliminations	(7.4)	(9.2)	(42.8)	(60.6)
Total Revenue	$1,038.1	$927.9	$4,735.2	$4,884.2

Adjusted EBITDA:
UFC	$213.2	$178.4	$851.0	$801.0
WWE	165.0	114.3	896.5	681.1
IMG	(3.9)	16.1	160.0	(48.0)
Total Adjusted EBITDA from reportable segments	374.3	308.8	1,907.5	1,434.1
Corporate and Other	(93.1)	(92.8)	(322.2)	(352.2)
Total Adjusted EBITDA	$281.2	$216.0	$1,585.3	$1,081.9

UFC

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2025	2024	2025	2024
UFC Revenue:
Media rights, production and content	$222.6	$198.0	$907.7	$879.4
Live events and hospitality	72.2	64.6	232.9	220.4
Partnerships and marketing	93.4	67.1	314.3	251.4
Consumer products licensing and other	13.2	14.2	47.3	55.0
Total Revenue	$401.4	$343.9	$1,502.2	$1,406.2

Fourth Quarter 2025

Revenue increased 17%, or $57.5 million, to $401.4 million primarily driven by a $26.3 million increase in partnerships and marketing revenue, a $24.6 million increase in media rights, production and content revenue, and a $7.6 million increase in live events and hospitality revenue. The increase in partnership and marketing revenue was primarily related to new partners and an increase in fees from renewals compared to the prior year period. The increase in media rights, production and content revenue was primarily related to the contractual escalation of media rights fees compared to the prior year period. The increase in live events and hospitality revenue was primarily due to an increase in site fee revenues, related to the timing and mix of international events, compared to the prior year period.

Adjusted EBITDA increased 20%, or $34.8 million, to $213.2 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. Direct operating costs primarily reflected higher marketing, production, and other event-related costs, partially offset by a decrease in athlete costs compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher personnel and travel costs compared to the prior year period.

Adjusted EBITDA margin increased to 53% from 52%.

Full Year 2025

Revenue increased 7%, or $96.0 million, to $1.502 billion primarily driven by a $62.9 million increase in partnerships and marketing revenue, a $28.3 million increase in media rights, production and content revenue, and a $12.5 million increase in live events and hospitality revenue.

Adjusted EBITDA increased 6%, or $50.0 million, to $851.0 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. Direct operating costs increased $3.0 million, and selling, general and administrative expenses increased $43.0 million as compared to the prior year period.

Adjusted EBITDA margin was 57% for both periods.

WWE

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2025	2024	2025	2024
WWE Revenue:
Media rights, production and content	$221.2	$156.3	$1,000.6	$865.5
Live events and hospitality	68.3	93.1	412.8	338.5
Partnerships and marketing	35.8	22.8	159.6	83.0
Consumer products licensing and other	34.3	26.1	136.4	111.1
Total Revenue	$359.6	$298.3	$1,709.4	$1,398.1

Fourth Quarter 2025

Revenue increased 21%, or $61.3 million, to $359.6 million driven by a $64.9 million increase in media rights, production and content revenue, a $13.0 million increase in partnerships and marketing revenue, and a $8.2 million increase in consumer products licensing and other revenue, partially offset by a $24.8 million decrease in live events and hospitality revenue. The increase in media rights, production and content revenue was primarily related to the contractual escalation of media rights fees, notably the impact of WWE’s distribution agreements with Netflix and ESPN. The increase in partnerships and marketing revenue was primarily related to new partners and an increase in fees from renewals compared to the prior year period. The decrease in live events and hospitality revenue was primarily related to a decrease in site fees, most notably related to the timing of international premium live events, partially offset by higher ticket sales revenue compared to the prior year period.

Adjusted EBITDA increased 44%, or $50.7 million, to $165.0 million, primarily due to the increase in revenue (as described above) partially offset by an increase in expenses. Direct operating costs increased primarily due to higher talent costs partially offset by a decrease in production costs, most notably related to holding one less international premium live event, compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher travel and personnel costs compared to the prior year period.

Adjusted EBITDA margin increased to 46% from 38%.

Full Year 2025

Revenue increased 22%, or $311.3 million, to $1.709 billion driven by a $135.1 million increase in media rights, production and content revenue, a $76.6 million increase in partnerships and marketing revenue, a $74.3 million increase in live events and hospitality revenue, and a $25.3 million increase in consumer products licensing and other revenue.

Adjusted EBITDA increased 32%, or $215.4 million, to $896.5 million, as the increase in revenue (as described above) was partially offset by an increase in expenses. Direct operating costs increased $68.8 million, and selling, general and administrative expenses increased $27.1 million as compared to the prior year period.

Adjusted EBITDA margin increased to 52% from 49%.

IMG

The IMG segment reflects the operations of the IMG business and On Location.

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2025	2024	2025	2024
IMG Revenue:
Media rights, production and content	$163.0	$185.9	$672.8	$721.2
Live events and hospitality	52.4	65.3	611.3	1,156.8
Partnerships and marketing	28.5	16.0	69.0	73.3
Consumer products licensing and other	3.8	4.6	14.2	18.9
Total Revenue	$247.7	$271.8	$1,367.3	$1,970.2

Fourth Quarter 2025

Revenue decreased 9%, or $24.1 million, to $247.7 million primarily related to a $22.9 million decrease in media rights, production and content revenue, and a $12.9 million decrease in live events and hospitality revenue, partially offset by a $12.5 million increase in partnerships and marketing revenue. The decrease in revenue was primarily attributable to a decline at the IMG business. The decline at the IMG business reflected a decrease in media rights commissions, most notably due to the biennial timing of the Arabian Gulf Cup, partially offset by an increase in revenue from the Studios business. On Location revenue was essentially flat.

Adjusted EBITDA decreased $20.0 million, to a loss of $3.9 million, due to the decrease in revenue (as described above) partially offset by a decrease in expenses. Expenses reflected a decrease in direct operating costs partially offset by an increase in selling, general and administrative expenses.

Adjusted EBITDA margin decreased to (2%) from 6%.

Full Year 2025

Revenue decreased 31%, or $602.9 million, to $1.367 billion primarily related to a $545.5 million decrease in live events and hospitality revenue and a $48.4 million decrease in media rights, production and content revenue. The decrease in revenue was primarily attributable to a decline at On Location as the prior year period included revenues generated by the 2024 Paris Olympics.

Adjusted EBITDA increased $208.0 million, to $160.0 million, primarily due to a decrease in expenses partially offset by the decrease in revenue (as described above). Direct operating costs decreased $765.6 million and selling, general and administrative expenses decreased $45.3 million as compared to the prior year period. The decreases were primarily due to the timing of the 2024 Paris Olympics as well as the impact of cost reduction initiatives in connection with the Acquired Businesses.

Adjusted EBITDA margin increased to 12% from (2%).

Corporate and Other

Corporate and Other reflects operations not allocated to the UFC, WWE, or IMG segments and primarily consists of general and administrative expenses, the operations of PBR, as well as management and promotional fees for services primarily related to boxing.

	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
	2025	2024	2025	2024
Corporate and Other Revenue:
Media rights, production and content	$6.3	$(1.5)	$24.1	$32.3
Live events and hospitality	12.3	11.4	82.5	75.3
Partnerships and marketing	9.4	8.2	45.6	37.2
Consumer products licensing and other	8.8	5.0	46.9	25.5
Total Revenue	$36.8	$23.1	$199.1	$170.3

Fourth Quarter 2025

Revenue increased 59%, or $13.7 million, to $36.8 million. The increase was primarily related to higher media rights revenue at PBR and higher management and promotional fees for services related to the Company’s boxing initiatives.

Adjusted EBITDA was a loss of $93.1 million, essentially flat to a loss of $92.8 million in the prior year period. Results primarily reflected the increase in revenue (as described above) and a decrease of $27.1 million in expenses related to the allocation of Endeavor corporate costs. (See “Basis of Presentation” for further details.) These improvements were offset by higher personnel and other operating expenses compared to the prior year period.

Full Year 2025

Revenue increased 17%, or $28.8 million, to $199.1 million. The increase was primarily related to higher management and promotional fees for services related to the Company’s boxing initiatives. PBR revenue was essentially flat.

Adjusted EBITDA was a loss of $322.2 million, an improvement of $30.0 million to a loss of $352.2 million in the prior year period. Results primarily reflected the increase in revenue (as described above) and a decrease of $92.5 million in expenses related to the allocation of Endeavor corporate costs. (See “Basis of Presentation” for further details.) These improvements were partially offset by higher personnel and other operating expenses compared to the prior year period.

Full Year 2026 Guidance

For the full year 2026, the Company is targeting revenue of $5.675 billion to $5.775 billion and Adjusted EBITDA of $2.240 billion to $2.290 billion.

The Company intends to provide additional detail related to its 2026 guidance on today’s earnings call.

Other Matters

Acquired Businesses

As previously disclosed, on February 28, 2025, the Company closed on its agreement with Endeavor Group Holdings, Inc. (“Endeavor”) to acquire certain businesses operating under the IMG brand (“IMG”),

On Location, and Professional Bull Riders (“PBR”) (collectively referred to as the “Acquired Businesses”) in an equity transaction valued at $3.25 billion. The transaction included $50 million of additional consideration related to certain customary purchase price adjustments that was settled at closing in equity. In aggregate, Endeavor received approximately 26.54 million common units of TKO OpCo and subscribed for an equal number of shares of TKO Class B common stock in connection with the transaction.

Return of Capital Program

The Company announced that it intends to enter into agreements to repurchase up to $1.0 billion of its outstanding Class A common stock. Transactions under this plan are expected to launch in March 2026. The Company intends to fund the share repurchases primarily from incremental debt and cash on hand. The commencement of this plan is subject to various factors, including market conditions and customary closing conditions.

As previously disclosed, on November 18, 2025, the Company announced the completion of its accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $800 million, or 4,215,390 shares, of its outstanding Class A common stock. The Company also announced that it entered into a 10b5-1 trading plan for the repurchase of up to $174 million of its outstanding Class A common stock (the “10b5-1 Plan”). Repurchases contemplated under the 10b5-1 Plan commenced immediately upon the completion of transactions under the ASR Agreement. The 10b5-1 Plan expires on February 26, 2026. During the fourth quarter, the Company repurchased 210,805 shares for approximately $40.7 million. From January 1, 2026 through February 24, 2026, the Company repurchased 182,016 shares for approximately $37.1 million.

The above-mentioned share repurchases are being completed under the $2.0 billion share repurchase program authorization that was announced in October 2024. As of February 24, 2026, the Company had approximately $1.096 billion available under the repurchase program.

On December 30, 2025, the Company paid a quarterly cash dividend to the holders of the Company’s Class A common stock based on their pro rata share of an aggregate distribution of approximately $150 million, or $0.78 per share, from TKO Operating Company, LLC.

Notes

(1)
As the acquisition of the Acquired Businesses was accounted for as a merger between entities under common control, reported results presented in this earnings release reflect the results of the Acquired Businesses as if they had been part of TKO during the historical periods presented herein. See the “Basis of Presentation” discussion on page 11 for further details.
(2)
The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 10. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three and twelve months ended December 31, 2025 and 2024 can be found in the Supplemental Information in this release on page 18.
(3)
The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 10. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and twelve months ended

December 31, 2025 and 2024 can be found in the Supplemental Information in this release on page 19.
(4)
An explanation of the basis of presentation can be found in this release on page 11.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors as these measures eliminate the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improve comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•
they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and
•
they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Non-GAAP financial measure guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Non-GAAP financial measures, the amounts of which could be material.

Basis of Presentation

As a result of the February 28, 2025 closing of the Company’s agreement with Endeavor to acquire IMG, On Location, and PBR (the “Acquired Businesses”) in a common control transaction, TKO’s consolidated financial information presented herein reflect the combined results of TKO and the Acquired Businesses as if they had been part of TKO during the historical periods presented under common control.

TKO’s financial information presented herein for the periods that it did not own the Acquired Businesses were prepared by Endeavor Group Holdings, Inc. and include allocations for corporate expenses to the businesses based on Endeavor Group Holdings, Inc.’s corporate expense profile. These expenses consisted of certain support functions that were provided on a centralized basis, such as expenses related to finance, human resources, information technology, facilities, and legal, among others and were allocated to the Acquired Businesses. Endeavor Group Holdings, Inc. allocated these corporate expenses on a pro rata basis of headcount, gross profit, and other allocation methodologies. Corporate allocations were $21.7 million for the twelve months ended December 31, 2025 representing allocations from January 1 through February 28, 2025. Corporate allocations were $27.1 million and $114.2 million, respectively, for the three and twelve months ended December 31, 2024 representing allocations from January 1, 2024 through December 31, 2024. Under TKO ownership effective February 28, 2025, such corporate allocations no longer occur.

Effective February 28, 2025, the Company operates its business under three reportable segments, UFC, WWE, and IMG. The UFC and WWE segments consist entirely of the operations of these businesses, while the IMG segment consists entirely of the operations of IMG and On Location. In addition, the Company reports results for the “Corporate and Other” group, which includes the operations of PBR, management and promotional fees for services primarily related to boxing as well as general and administrative expenses that are not allocated to the business segments. These expenses largely relate to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support the reportable segments. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on February 25, 2026, to discuss its fourth quarter and full year 2025 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 1-833-470-1428 (conference ID: 959533). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on February 25, 2026, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company. TKO’s businesses include UFC, the world’s premier mixed martial arts organization; WWE, the global leader in sports entertainment; PBR, the world’s premier bull riding organization; and its joint venture Zuffa Boxing, a professional boxing promotion. Together, these properties reach more than 1 billion households across 210 countries and territories and organize more than 500 live events year-round, attracting more than three million fans. TKO also services and partners with major sports rights holders through IMG, an industry-leading global sports marketing agency; and On Location, a global leader in premium experiential hospitality.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding TKO’s business strategy and plans, financial outlook, future Zuffa Boxing initiatives, future cash dividends, TKO’s capital return program, including planned repurchase agreements and the timing of purchases thereunder, and TKO’s financial condition, and anticipated financial and operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; TKO’s success in its strategic acquisitions, investments and commercial agreements; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; TKO’s dependence on the continued services of executive management and other key employees; changes in public and consumer tastes and preferences and industry trends; financial risks with owning and managing events for which TKO sells media and partnership and marketing rights, ticketing and hospitality; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed by TKO, as any such factors may be updated from time to time in TKO’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$1,038.1	$927.9	$4,735.2	$4,884.2
Operating expenses:
Direct operating costs	419.5	415.4	1,903.2	2,623.9
Selling, general and administrative expenses	405.2	355.4	1,512.0	1,771.5
Depreciation and amortization	156.0	102.0	485.0	457.9
Total operating expenses	980.7	872.8	3,900.2	4,853.3
Operating income	57.4	55.1	835.0	30.9
Other expenses:
Interest expense, net	(58.9)	(52.2)	(202.7)	(235.8)
Other (expense) income, net	(6.3)	(29.4)	(25.7)	(5.4)
(Loss) income before income taxes and equity earnings of affiliates	(7.8)	(26.5)	606.6	(210.3)
(Benefit) provision for income taxes	(6.6)	33.6	73.8	37.3
(Loss) income before equity earnings of affiliates	(1.2)	(60.1)	532.8	(247.6)
Equity (earnings) losses of affiliates, net of tax	(2.0)	0.8	(13.4)	(1.8)
Net income (loss)	0.8	(60.9)	546.2	(245.8)
Less: Net income (loss) attributable to non-controlling interests	3.1	(91.9)	350.8	(255.1)
Net (loss) income attributable to TKO Group Holdings, Inc.	$(2.3)	$31.0	$195.4	$9.3

Basic net (loss) earnings per share of Class A common stock	$(0.03)	$0.38	$2.42	$0.12
Diluted net (loss) earnings per share of Class A common stock	$(0.08)	$0.28	$2.26	$0.02

Weighted average number of common shares used in computing basic net (loss) earnings per share	78,398,578	81,165,501	80,818,190	81,340,472
Weighted average number of common shares used in computing diluted net (loss) earnings per share	194,557,193	171,970,093	194,011,072	171,874,540

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$831.1	$619.8
Restricted cash	354.9	58.3
Accounts receivable, net	558.3	423.0
Deferred costs	234.8	179.3
Other current assets	350.0	248.1
Total current assets	2,329.1	1,528.5
Property, buildings and equipment, net	639.9	629.9
Intangible assets, net	3,327.9	3,649.9
Finance lease right-of-use assets, net	231.8	248.6
Operating lease right-of-use assets, net	54.8	64.6
Goodwill	8,444.9	8,442.0
Investments	131.5	101.2
Other assets	335.9	447.1
Total assets	$15,495.8	$15,111.8
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$194.8	$246.4
Accrued liabilities	526.3	670.2
Current portion of long-term debt	38.1	27.0
Current portion of finance lease liabilities	22.7	15.6
Current portion of operating lease liabilities	17.6	17.0
Deferred revenue	663.0	416.7
Other current liabilities	384.6	20.9
Total current liabilities	1,847.1	1,413.8
Long-term debt	3,724.1	2,735.3
Long-term finance lease liabilities	219.5	236.0
Long-term operating lease liabilities	41.1	52.5
Deferred tax liabilities	301.7	360.5
Other long-term liabilities	112.2	170.8
Total liabilities	6,245.7	4,968.9
Commitments and contingencies
Redeemable non-controlling interests	34.4	21.9
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,552.2	4,385.3
Accumulated other comprehensive loss	(17.5)	(2.6)
Accumulated deficit	(797.3)	(291.7)
Total TKO Group Holdings, Inc. stockholders’ equity	3,737.4	4,091.0
Nonredeemable non-controlling interests	5,478.3	6,030.0
Total stockholders' equity	9,215.7	10,121.0
Total liabilities, nonredeemable non-controlling interests and stockholders' equity	$15,495.8	$15,111.8

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Twelve Months Ended
	December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$546.2	$(245.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	485.0	457.9
Amortization and impairments of content costs	26.3	27.5
Impairment charges	3.6	27.9
Amortization and write-off of original issue discount and deferred financing cost	2.8	10.4
Loss on sale of assets	10.5	—
Equity-based compensation	117.6	103.5
Income taxes	20.8	(70.5)
Equity earnings of affiliates	(13.4)	(1.8)
Distributions from affiliates	11.1	8.2
Change in fair value of financial instruments	(5.3)	(3.8)
Change in fair value of contingent liabilities	—	(0.1)
Net loss on foreign currency transactions	15.6	6.1
Loss on disposal of assets	—	84.1
Net provision (benefit) for allowance for doubtful accounts	12.8	(1.4)
Other, net	0.1	0.6
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(140.2)	(66.6)
Other current assets	(30.0)	17.4
Other noncurrent assets	(74.9)	(255.5)
Deferred costs	(52.8)	367.0
Accounts payable and accrued liabilities	97.6	308.4
Deferred revenue	241.6	(258.1)
Other liabilities	10.7	70.7
Net cash provided by operating activities	1,285.7	586.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(127.0)	(118.8)
Investment in affiliates, net	(30.6)	(35.1)
Acquisitions, net of cash acquired	(8.7)	—
Due to parent	—	(2.7)
Proceeds from sale of property and equipment	5.8	28.4
Proceeds from infrastructure improvement incentives	11.7	11.0
Proceeds from sales of investments and other	1.9	—
Net cash used in investing activities	(146.9)	(117.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(70.4)	(2,942.9)
Proceedings from borrowings	1,052.5	2,950.0
Repurchase of Class A common stock	(866.8)	(165.0)
Payments of contingent consideration related to acquisitions	—	(0.6)
Net transfers (to) from parent	(122.5)	12.3
Contributions from parent	26.5	6.4
Distribution to members	(455.6)	—
Dividends paid	(185.2)	—
Payments for financing costs	(3.3)	(8.3)
Taxes paid related to net settlement upon vesting of equity awards	(10.8)	(5.7)
Distributions of non-controlling interests	(0.1)	(1.2)
Net cash used in financing activities	(635.7)	(155.0)
Effects of exchange rate movements on cash	4.8	(7.6)
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	507.9	306.3
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	678.1	371.8
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$1,186.0	$678.1
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	215.0	267.5
Cash payments for income taxes	57.3	98.6
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Capital expenditures included in current liabilities	14.7	14.1
Capital contribution from parent	50.9	6.9
Accretion of redeemable non-controlling interests	6.4	8.0
Principal stockholder contributions	—	1.5
Excise taxes on repurchases of common stock	7.2	0.9

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (loss)	$0.8	$(60.9)	$546.2	$(245.8)
Provision for income taxes	(6.6)	33.6	73.8	37.3
Interest expense, net	58.9	52.2	202.7	235.8
Depreciation and amortization	156.0	102.0	485.0	457.9
Equity-based compensation expense (1)	34.4	22.3	117.6	103.5
Merger, acquisition and earnout costs (2)	3.1	11.4	51.7	21.2
Certain legal costs (3)	25.1	5.3	60.5	401.1
Restructuring, severance and impairment (4)	3.3	2.7	14.1	45.7
Debt transaction costs (5)	—	16.2	8.7	16.2
Foreign exchange losses and (gains) (6)	0.9	29.5	13.7	9.9
Other adjustments (7)	5.3	1.7	11.3	(0.9)
Total Adjusted EBITDA	$281.2	$216.0	$1,585.3	$1,081.9
Net income (loss) margin	0%	(7)%	12%	(5)%
Adjusted EBITDA margin	27%	23%	33%	22%

(1)
Equity-based compensation represents non-cash compensation expense for various awards issued under the TKO 2023 Incentive Award Plan, awards assumed in connection with the acquisition of WWE in September 2023, (the “Replacement Awards”) and awards issued under Endeavor Group Holdings, Inc.’s 2021 Plan. For the three and twelve months ended December 31, 2025 and 2024, equity-based compensation expense includes $1.0 million and $4.0 million, and $1.0 million and $17.7 million, respectively, related to services provided by an independent contractor in the WWE segment. For the twelve months ended December 31, 2024, equity-based compensation related to the accelerated vesting of the Replacement Awards was $3.3 million, associated with the workforce reduction of certain employees in the WWE segment and Corporate and Other.
(2)
Includes (i) certain costs of professional advisors related to strategic transactions, primarily the Acquired Businesses, and (ii) certain costs related to integration initiatives resulting from the acquisition of the Acquired Businesses. Also includes fair value adjustments for contingent consideration liabilities associated with past acquisitions.
(3)
Includes costs related to certain litigation matters including antitrust matters for UFC, WWE stockholder litigation and matters where Vincent K. McMahon has agreed to make future payments to certain counterparties personally. For the twelve months ended December 31, 2024, these costs include the legal settlement of the UFC antitrust lawsuit of $375.0 million, as described in Note 21, Commitments and Contingencies, to the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025.
(4)
Includes costs resulting from the Company’s cost reduction program as described in Note 17, Restructuring Charges, to the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025. For the year December 31, 2025, the Company recognized impairment charges of $3.6 million within the IMG segment primarily related to the write-off of certain assets that are no longer in use. For the year ended December 31, 2024, the Company recorded impairment charges of $27.9 million as a result of reducing the carrying value of WWE assets held for sale to their fair value less cost to sell. Refer to Note 5, Supplementary Data, to the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025, for further information.
(5)
For the years ended December 31, 2025 and 2024, the Company incurred certain costs associated with amending its existing debt facilities, as described in Note 8, Debt, to the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025.
(6)
Includes gains and losses related to foreign exchange transactions
(7)
For the year ended December 31, 2025, other adjustments were comprised of a net loss of $9.6 million from the sale of certain equity method investments, partially offset by a gain of $1.3 million on the sale of PBR's former headquarters building. For the year ended December 31, 2024, other adjustments were comprised primarily of gains of approximately $3.2 million related to the change in the fair value of embedded foreign currency derivatives, partially offset by losses of $0.3 million related to the change in the fair value of forward exchange contracts and $1.1 million on the disposal of assets.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by operating activities (1)	$309.9	$56.1	$1,285.7	$586.1
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets	(60.5)	(27.6)	(127.0)	(118.8)
Free Cash Flow	$249.4	$28.5	$1,158.7	$467.3

Adjusted EBITDA	$281.2	$216.0	$1,585.3	$1,081.9
Free Cash Flow Conversion	89%	13%	73%	43%

(1)
Net cash provided by operating activities for the three and twelve months ended December 31, 2025 includes approximately $43.0 million and $296.6 million, respectively, of net pre-payments held in escrow related to FIFA World Cup 26.